EXHIBIT 11.1


                       FIRST VIRTUAL HOLDINGS INCORPORATED
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                   (Unaudited)


                                                         THREE MONTHS ENDED                       SIX MONTHS ENDED
                                                       JUNE 30,         JUNE 30,              JUNE 30,          JUNE 30,
                                                        1997              1996                 1997              1996
                                                     -----------      -----------           -----------       -----------
Net loss                                             (3,962,156)       (1,630,909)           (7,435,729)      (2,505,834)

Common Stock                                          8,811,514         4,329,392             8,803,463        4,307,775
Conversion of Redeemable Preferred
  Stock into Common Stock                                   ---         1,830,071                   ---        1,654,754
Shares related to SAB No. 83                                ---         2,217,198                   ---        2,345,455
                                                     -----------      -----------           -----------       -----------
Shares used in computing net
   loss per share                                     8,811,514         8,376,661             8,803,463        8,307,984
                                                     ===========      ===========           ===========       ===========
Net loss per share                                       $(0.45)          $(0.19)               $(0.84)           $(0.30)
                                                     ===========      ===========           ===========       ===========








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